Exhibit 1

Abril Investments Corp. Announces Launch of Offer to

Exchange Notes issued by Tevecap S.A.

SAO PAULO, October 9, 2007 — Abril Investments Corp. (“AICO”) today announced that it launched an offer to exchange an aggregate principal amount of up to the real equivalent of U.S.$47,757,000 11.25% unregistered BRL Linked Notes due 2012 issued by AICO for the outstanding U.S.$47,757,000 12.625% registered Notes due 2009 issued by Tevecap S.A. (“Tevecap”).  In addition, under the exchange offer, AICO is offering up to the real equivalent of U.S.$51,660,000 of 11.25% BRL Linked Notes due 2012 in exchange for the outstanding U.S.$32,000,000 10.25% guaranteed notes due 2008 issued by AICO and U.S.$19,660,000 9.45% notes due 2009 issued by Editora Abril S.A. (“EDA”).  The exchange offer will expire at 5:00 p.m., New York City time (with respect to the Tevecap notes) and 4:00 p.m., London time (with respect to the AICO notes and the EDA notes), in each case on November 9, 2007.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL TO THE TERMS AND CONDITIONS OF THE REGISTRATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.  BEFORE MAKING AN INVESTMENT DECISION, INVESTORS SHOULD CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN.